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                                                                    Exhibit 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-109177 and 333-133555) and the Registration Statement on Form S-3 (No. 333-137696) of our report dated April 2, 2007, relating to the consolidated financial statements of MicroIslet, Inc., (which report expresses an unqualified opinion and includes explanatory paragraphs referring to
(1) substantial doubt about the Company's ability to continue as a going concern as discussed in Note 1, and (2) the adoption of Statement of Financials Standards No. 123(R), SHARE-BASED PAYMENT, effective January 1, 2006) appearing in this Annual Report on Form 10-KSB of MicroIslet, Inc. for the year ended December 31, 2006.


/s/ DELOITTE & TOUCHE LLP
-------------------------
San Diego, California

April 6, 2007